UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2026

FTI Consulting, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-14875	52-1261113
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 12th Street NW
Washington, District of Columbia		20004
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 202 312-9100

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FCN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2026, FTI Consulting, Inc. (“FTI Consulting” or the “Company”), as borrower, certain subsidiaries of the Company, as guarantors, and a syndicate of lenders led by Bank of America, N.A., as administrative agent (the “Administrative Agent”), entered into a Third Amendment and Restatement Agreement (the “Restatement Agreement”), which amends and restates the Second Amended and Restated Credit Agreement, dated November 21, 2022, as amended from time to time prior to the date of the Restatement Agreement, in the form attached to the Restatement Agreement as Annex B (the “Third A&R Credit Agreement”).

The Third A&R Credit Agreement increases the committed unsecured revolving borrowing facility (the “Revolving Facility”) to a maximum aggregate borrowing amount of up to $1.5 billion and extends the maturity date of the Revolving Facility to June 30, 2031. Borrowings under the Revolving Facility bear interest, at the Company’s option, at a rate based on a term or daily Secured Overnight Financing Rate plus an applicable margin, or a base rate plus an applicable margin. The applicable margins are variable and are based on the Company's credit ratings. The Third A&R Credit Agreement also permits the Company, subject to certain customary conditions, to incur incremental facilities in an aggregate amount of up to (a) the greater of (i) $500.0 million and (ii) 100% of consolidated EBITDA, plus (b) an unlimited amount so long as, among other conditions, after giving effect to the new incremental facility, the Consolidated Total Net Leverage Ratio (as defined in the Third A&R Credit Agreement) is not greater than 4.00 to 1.00. The Company’s existing $300.0 million term loan facility, which matures on March 17, 2029, remains outstanding under the Third A&R Credit Agreement.

The obligations of FTI Consulting under the Third A&R Credit Agreement are guaranteed, on an unsecured basis, by certain of FTI Consulting’s material wholly-owned domestic subsidiaries.

The Third A&R Credit Agreement contains customary representations and warranties as well as customary affirmative and negative covenants. Negative covenants include, among others, limitations on the incurrence of indebtedness and limitations on incurrence of liens by the Company and certain subsidiaries. In addition, the Company is required to maintain compliance with a maximum Consolidated Total Net Leverage Ratio (as defined in the Third A&R Credit Agreement).

The Third A&R Credit Agreement contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, certain events of bankruptcy and insolvency, change of control, and judgment defaults. Upon the occurrence and during the continuation of an event of default, the Company’s obligations under the Third A&R Credit Agreement may be accelerated, and the lenders may declare the outstanding loans and all other obligations under the Third A&R Credit Agreement immediately due and payable and the lending commitments thereunder terminated.

Some of the lenders and their affiliates have various relationships with the Company and its affiliates in the ordinary course of business involving the provision of financial services, including cash management, commercial banking, investment banking or other services.

The foregoing summary of the Restatement Agreement and the Third A&R Credit Agreement is not complete and is qualified in its entirety by reference to the complete text of the Restatement Agreement, a copy of which is filed as Exhibit 10.1 hereto, and the Third A&R Credit Agreement, which is attached to the Restatement Agreement as Annex B, each of which are incorporated by reference in this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On July 1, 2026, FTI Consulting issued a press release announcing the entry into the Third A&R Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, are furnished herewith and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

10.1^

Third Amendment and Restatement Agreement, dated as of June 30, 2026, by and among FTI Consulting, Inc., the Subsidiaries of the Company party thereto, as Guarantors, the Lenders party thereto and Bank of America, N.A., as administrative agent (including Annex B - Third Amended and Restated Credit Agreement, dated as of June 30, 2026, by and among FTI Consulting, Inc., the Subsidiaries of the Company party thereto, as Guarantors, the Lenders party thereto and Bank of America, N.A., as administrative agent)

99.1	Press Release dated July 1, 2026 of FTI Consulting, Inc.
104	The Cover Page from FTI Consulting’s Current Report on Form 8-K dated June 30, 2026, formatted in Inline XBRL

^ Pursuant to Item 601(a)(5) of Regulation S-K, certain exhibits and schedules have been omitted. The registrant hereby agrees to furnish a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTI CONSULTING, INC.

Date:	July 1, 2026	By:	/s/ CURTIS P. LU
Curtis P. Lu General Counsel